Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sussex Bancorp
Franklin, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-20645) and Form S-8 (No. 333-20603, 333-122045, and 333-130944) of Sussex Bancorp of our report dated March 22, 2010, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

ParenteBeard LLC
Allentown, Pennsylvania
March 22, 2010